UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (date of earliest event reported): May 14, 2026

QUANTUM X LABS INC.

(Exact Name of Registrant as Specified in its Charter)

Commission File No.: 001-42681

Delaware	68-0080601
(State of Incorporation)	(I.R.S. Employer Identification No.)

2 Jabotinsky St, Atrium Tower, 18th floor Ramat Gan, Israel 5252903	6971068
(Address of Registrant’s Office)	(ZIP Code)

Registrant’s Telephone Number, including area code: +972 9-774-1505

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	QXL	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 14, 2026, Quantum X Labs Inc. (the “Company”) appointed Mr. Yakov Baranes as the co-Chief Executive Officer of the Company, effective as of May 18, 2026, joining Mr. Amihay Hadad, who has served as the Company’s Chief Executive Officer since February 2020 and will continue with Mr. Baranes as co-Chief Executive Officer.

Yakov Baranes is a business strategy expert with a demonstrated 11 year history of working with various industries and government entities. Since March 2025, Mr. Baranes has led the initial activities of Quantum X Labs Ltd. (“Quantum Israel”), the Company’s wholly owned subsidiary, that was acquired by the Company in March 2026, that aims to position the Company as a leading company to research, develop, and potentially commercialize innovative quantum solutions across key sectors, including navigation, precision timing, quantum algorithms, quantum error correction, drug discovery, biomedicine, nuclear simulation, transportation, and quantum cyber security. Mr. Baranes has also served as a member of the board of directors of Charging Robotics Inc. (OTC: CHEV) since April 2023 and previously served as its chief executive officer from September 2025 to April 2026. Mr. Baranes is skilled in business strategy planning and implementations on a corporate level and business unit level and has also worked with start-up companies in shaping their business plans and supporting their capital raising rounds. Mr. Baranes holds a Bachelor of Arts (B.A.) in Economics from the Technion - Israel Institute of Technology and a MBA from IDC, Herzliya.

In connection with the appointment of Mr. Baranes, the Company will enter into an agreement with Mr. Baranes (the “Baranes Agreement”) pursuant to which Mr. Baranes will serve as the Company’s co-Chief Executive Officer. Pursuant to the terms of the Baranes Agreement, Mr. Baranes will receive NIS 36,000 + VAT per month as his base salary to serve as the Company’s co-Chief Executive Officer, plus NIS 24,000 + VAT that Mr. Baranes currently receives through services that he provides to Quantum Israel. Mr. Baranes shall be eligible to receive such bonus as determined by the Company’s board of directors. The terms of the Baranes Agreement shall be effective as of June 1, 2026, and shall continue until such time either party provides written notice to the other party at least 60 days in advance of the termination of such agreement. The Company may also terminate Mr. Baranes’ service to the Company without prior written notice for cause.

There is no arrangement or understanding between Mr. Baranes and any other persons pursuant to which Mr. Baranes was appointed as co-Chief Executive Officer. In addition, other than securities received in connection with the Company’s acquisition of Quantum Israel, Mr. Baranes is not a party to any transaction, or series of transactions, required to be disclosed pursuant to Item 404(a) of Regulation S-K. Mr. Baranes was a shareholder of Quantum Israel and held 32,647 shares (approximately 5.54%) of Quantum Israel prior to the Company’s acquisition of Quantum Israel. In connection with the Company’s acquisition of Quantum Israel, Mr. Baranes received 103,373 shares of common stock and pre-funded warrants to purchase 246,387 shares of the Company common stock. Mr. Baranes may receive up to an additional 703,710 shares of common stock or pre-funded warrants upon the achievement of certain milestones.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Quantum X Labs Inc.

By:	/s/ Amihay Hadad
Name:	Amihay Hadad
Title:	Chief Executive Officer

Date: May 15, 2026